Exhibit 10.25

TERM LOAN CREDIT AGREEMENT

among

ELANCO ANIMAL HEALTH INCORPORATED,

as the “Borrower”

THE LENDERS NAMED HEREIN,

and

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

Dated as of September 5, 2018

Goldman Sachs Bank USA,

JPMorgan Chase Bank, N.A.

as Joint Lead Arrangers and Joint Bookrunners

Goldman Sachs Bank USA,

as Syndication Agent

i

SCHEDULES:

Schedule 2.01	Term Loan Commitments
Schedule 8.02(a)	Existing Liens
Schedule 8.03	Sale and Leaseback Transactions
Schedule 8.06	Transactions with Affiliates

EXHIBITS:

Exhibit A	Form of Borrowing Request
Exhibit B	Form of Assignment and Acceptance
Exhibit C	[Reserved]
Exhibit D	Form of Administrative Questionnaire
Exhibit E	[Reserved]
Exhibit F-1	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit F-2	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit F-3	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit F-4	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit G	Form of Solvency Certificate

TERM LOAN CREDIT AGREEMENT (as amended and in effect from time to time, the “Agreement”) dated as of September 5, 2018, among ELANCO ANIMAL HEALTH INCORPORATED, an Indiana corporation (the “Borrower”), the LENDERS (as defined herein), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

The Borrower has requested that the Lenders, on the terms and subject to the conditions herein set forth, extend credit to the Borrower in the form of Term Loans on the Effective Date in an aggregate principal amount of $500,000,000.

The proceeds of the Term Loans made to the Borrower shall be used for general corporate purposes and for making a distribution to the Parent as permitted herein.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Eurocurrency Rate” shall mean, with respect to any Eurocurrency Borrowing in Dollars for any Interest Period (or, solely for purposes of clause (c) of the defined term “Alternate Base Rate”, for purposes of determining the Alternate Base Rate as of any date), an interest rate per annum equal to (a) the applicable Eurocurrency Rate for Dollars in effect for such Interest Period divided by (b) one minus the Statutory Reserve Rate.

“Administrative Agent” shall have the meaning assigned to that term in the preamble.

“Administrative Agent Fee Letter” shall mean, that certain Administrative Agent Fee Letter dated as of September 5, 2018 entered into by the Borrower and the Administrative Agent pursuant to which Administrative Fees are payable.

“Administrative Fees” shall have the meaning assigned to such term in Section 4.07(b).

“Administrative Questionnaire” shall mean an administrative questionnaire delivered by a Lender pursuant to Section 11.04 in the form of Exhibit D.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” shall have the meaning set forth in the preamble.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted Eurocurrency Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted Eurocurrency Rate on any day shall be based on the rate per annum appearing on the applicable Reuters screen page (currently page LIBOR01) displaying interest rates for Dollar deposits in the London interbank market (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate, respectively.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery, corruption or money laundering, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010 (and any regulations promulgated thereunder).

“Applicable Margin” shall mean, for each Term Loan, the applicable rate per annum determined pursuant to the Pricing Grid.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean Goldman Sachs Bank USA and JPMorgan Chase Bank, N.A.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council

of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” shall mean, with respect to any Person, that such Person has become, other than via an Undisclosed Administration, the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Basis Point” shall mean 1/100th of 1%.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230

“Board of Directors” shall mean either the board of directors of the Borrower or any duly authorized committee thereof or any committee of officers of the Borrower acting pursuant to authority granted by the board of directors of the Borrower or any committee of such board.

“Borrower” shall have the meaning assigned to that term in the preamble.

“Borrower SEC Documents” shall mean all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, exhibits, statements and documents filed by the Borrower under the Securities Act or the Exchange Act, as the case may be, and publicly available on the website of the SEC at www.sec.gov, together with all certifications required pursuant to the Sarbanes-Oxley Act.

“Borrowing” shall mean Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurocurrency Loan, the term

“Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP. Notwithstanding the foregoing, all leases of any Person (including leases entered into after the Closing Date) that are or would be treated as operating leases in accordance with GAAP as in effect on the Closing Date, shall continue to be accounted for as operating leases (and none of the obligations of the lessee thereunder shall constitute Capital Lease Obligations) for purposes of this Agreement regardless of any change in GAAP after such date that would otherwise require any of the obligations of the lessee thereunder to be treated as Capital Lease Obligations

“Capital Stock” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed or insured by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, bankers’ acceptances or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof whose short-term commercial paper rating at the time of acquisition is at least B or the equivalent thereof by Fitch IBCA, A-3 or the equivalent thereof by S&P, or P-3 or the equivalent thereof by Moody’s; (c) commercial paper of an issuer rated at least A-2 or the equivalent thereof at the time of acquisition by S&P or at least P-2 or the equivalent thereof at the time of acquisition by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities or marketable direct obligations with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; provided, however, that, in case of any investment by a Foreign Subsidiary, “Cash Equivalents”

shall also include: (i) certificates of deposit, time deposits, Eurodollar time deposits, bankers’ acceptances or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank located in the same jurisdiction as such Foreign Subsidiary whose short-term commercial paper rating at the time of acquisition would meet or exceed those ratings applicable to a Lender set forth in clause (b) hereof, (ii) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized or is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case maturing within one year from the date of acquisition, (iii) investments of the type and maturity described in clauses (c) through (f) above of obligors located in the same jurisdiction as such Foreign Subsidiary, which Investments or obligors (or the parent of any such obligor) have ratings described in clauses (c) through (f) or equivalent ratings from comparable foreign rating agencies and (iv) shares of money market mutual or similar funds which invest exclusively in assets otherwise satisfying the requirements of this proviso.

A “Change in Control” shall be deemed to have occurred if (a) any Person or group of Persons (other than (i) the Borrower and its Subsidiaries, (ii) the Parent or (iii) any employee or director benefit plan or stock plan of the Borrower or a Subsidiary or any trustee or fiduciary with respect to any such plan when acting in that capacity or any trust related to any such plan) shall have acquired beneficial ownership of shares representing more than 35% of the combined voting power represented by the outstanding Voting Stock of the Borrower (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the applicable rules and regulations thereunder), (b) during any period of 12 consecutive months, commencing before and ending after, or commencing after, the Closing Date, individuals who on the first day of such period were directors of the Borrower (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office or approved prior to their election by a majority of directors then in office) cease to constitute a majority of the Board of Directors of the Borrower or (c) a “change of control” (or similar event) occurs under any document relating to Material Debt.

“Change in Law” shall mean (a) the adoption or taking effect of any law, rule, regulation or treaty after the Closing Date, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 4.10, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Closing Date” shall have the meaning assigned to that term in Section 6.01.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus, without duplication and, other than in the case of clause (i) below, to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of: (a)  income tax expense, (b) interest expense (including imputed interest on Capital Lease Obligations), amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Debt (including the Term Loans), and commissions, discounts and other fees and charges with respect to letters of credit, bankers’ acceptance financing and receivables financings, (c) depreciation and amortization expense (plus, to the extent GAAP then includes amounts as such expense, amounts of such expenses (calculated under the current GAAP) for any prior portion of such period if not otherwise so included), (d) amortization of intangibles (including goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including start-up costs, and whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any non-cash expenses relating to stock option exercises (if applicable accounting rules so require), (g) any other non-cash charges, (h) [reserved], (i) [reserved], (j) (x) any charges, costs, expenses, accruals or reserves incurred pursuant to any management equity plan, profits interest or stock option plan, any equity-based compensation or equity-based incentive plan, or any other management or employee benefit plan, agreement or pension plan and (y) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock of the Borrower held by management of the Borrower or any of its Subsidiaries, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of: (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio or Consolidated Interest Coverage Ratio, (x) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (y) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. Notwithstanding the foregoing, for purposes of determining Consolidated EBITDA for any period that includes any of the fiscal quarters ending September 30, 2017, December 31, 2017, March 31, 2018 and June 30, 2018, Consolidated EBITDA for such fiscal quarters shall be $99.0 million, $134.0 million, $158.3 million and $161.2 million respectively.

“Consolidated Interest Charges” shall mean, for any period, the sum, without duplication, of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense under capitalized leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed four fiscal quarter; provided that (i) for purposes of determining Consolidated Interest Charges for the four fiscal quarter period ending December 31, 2018, such amount for the four fiscal quarters then ended shall equal such item for such fiscal quarter multiplied by four; (ii) for purposes of determining Consolidated Interest Charges for the fiscal quarter period ending March 31, 2019, such amount for the four fiscal quarters then ended shall equal such item for the two fiscal quarters then most recently ended multiplied by two; and (iii) for purposes of determining Consolidated Interest Charges for the four fiscal quarter period ending June 30, 2019, such amount for the four fiscal quarters then ended shall equal such item for the three fiscal quarters then most recently ended multiplied by 4/3.

“Consolidated Interest Coverage Ratio” shall mean, as at the last day of any four fiscal quarter period, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, for the most recently completed four fiscal quarters of the Borrower then ended.

“Consolidated Leverage Ratio” shall mean, as at the last day of any four fiscal quarter period, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication: (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation.

“Consolidated Net Tangible Assets” shall mean, with respect to the Borrower, the total amount of its assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (ii) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of the Borrower and its consolidated subsidiaries and determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” shall mean, at any date, the aggregate principal amount of all third-party Debt for borrowed money (including purchase money Debt), unreimbursed drawings under letters of credit, Capital Lease Obligations and third-party Debt obligations evidenced by notes or similar instruments, in each case of the Borrower and its Subsidiaries outstanding as of such date that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (except as otherwise provided in the definition of Capital Lease Obligations) plus the aggregate Value of all Sale and Leaseback Transactions minus up to $200,000,000 of cash and Cash Equivalents held in the United States by the Borrower and its Domestic Wholly Owned Subsidiaries; provided that such cash and Cash Equivalents are free of any Liens.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” shall mean the Administrative Agent and any Lender.

“Debt” of any Person, shall mean, without duplication, (i) all obligations of such Person represented by notes, bonds, debentures or similar evidences of indebtedness; (ii) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms, (iii) all rental obligations of such Person as lessee under leases that are Capital Lease Obligations, (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations, contingent or otherwise, of such Person as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (vi) the liquidation value of all preferred capital stock of such Person which is redeemable at the option of the holder thereof or which may become (by scheduled or mandatory redemption) due within one year of the Term Loan Maturity Date, (vii) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (i) through (vi) above, (viii) all obligations of the kind referred to in clauses (i) through (vii) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by the applicable Person, whether or not such Person has assumed or become liable for the payment of such obligation and (ix) for the purposes of paragraph (f) of Article IX only, all obligations in respect of Hedge Agreements. The Debt of any Person shall include Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt expressly provide that such Person is not liable therefor.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Term Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after a written request by the Administrative Agent, made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent of such certification in form and substance reasonably satisfactory to it, or (d) has become the subject of a Bankruptcy Event or (e) has become, or has a Lender Parent that has become, the subject of a Bail-In Action.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean a Subsidiary that is incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.

“Domestic Wholly Owned Subsidiary” shall mean a Wholly Owned Subsidiary that is a Domestic Subsidiary.

“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall have the meaning assigned to that term in Section 6.02.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, a Defaulting Lender or the Borrower or any Subsidiary.

“Environmental and Safety Laws” shall mean any and all applicable current and future treaties, laws (including without limitation common law), regulations, legally enforceable requirements, legally binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, permissions, or binding agreements issued, promulgated or entered by any Governmental Authority, relating to protection of the environment, to employee health or safety as it pertains to the use or handling of, or exposure to, any Hazardous Substance, to preservation or reclamation of natural resources or to the management, release or threatened release of any Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 or ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Termination Event” shall mean (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (other than a “Reportable Event” not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from a “single employer” Plan during a plan year in which it was a “substantial employer”, both of such terms as defined in Section 4001(a) of ERISA, or (iii) the incurrence of liability under Title IV of ERISA with respect to the termination of a Plan, or (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) the receipt by the Borrower or any ERISA Affiliate of any notice (whether or not written) from the PBGC of any event or condition which the PBGC asserts is reasonably likely to constitute grounds under Section 4042 of ERISA to terminate, or to appoint a trustee to administer, any Plan or (vi) the partial or complete withdrawal of the Borrower or any ERISA Affiliate of the Borrower from, or the Insolvency or Reorganization of, a Multiemployer Plan.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency” when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to a Eurocurrency Rate.

“Eurocurrency Rate” shall mean with respect to any Eurocurrency Borrowing for any Interest Period, the rate determined by the Administrative Agent by reference to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) (the “LIBOR Screen Rate”) for deposits in the currency of such Borrowing (as reflected on the applicable Reuters screen page) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period. In the event that any such rate is not available at such time for the applicable Interest Period for any reason, then the “Eurocurrency Rate” with respect to such Eurocurrency Borrowing for such Interest

Period (the “Impacted Interest Period”) shall be the Interpolated Rate; provided, that if at the time that the Administrative Agent shall seek to determine the relevant LIBOR Screen Rate for any Interest Period for a Eurocurrency Borrowing the applicable LIBOR Screen Rate shall not be available for such Interest Period with respect to such Eurocurrency Borrowing for any reason and the Administrative Agent shall determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the “Eurocurrency Rate” with respect to such Eurocurrency Borrowing for the Impacted Interest Period shall be the rate per annum (rounded upwards, if necessary, to the next Basis Point) equal to the arithmetic average of the rates at which deposits in Dollars and for a maturity comparable to such Interest Period are offered with respect to any Eurocurrency Borrowing, to the principal London offices of the Reference Lenders (or, if either Reference Lender does not at the time maintain a London office, the principal London office of any Affiliate of such Reference Lender) in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. It is understood and agreed that the Administrative Agent will not disclose to any party hereto the rates quoted by the individual Reference Lenders. Notwithstanding the foregoing, in the event that any “Eurocurrency Rate”, determined as provided above, would be less than zero, the Eurocurrency Rate shall be deemed to be zero for all purposes of this Agreement.

“Event of Default” shall have the meaning assigned to such term in Article IX.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Taxes described in Section 4.12(k)(i), or Section 4.12(k)(ii) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or the Term Loan Commitment, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.12(h), Section 4.12(i), Section 4.12(j), and (d) any withholding Taxes imposed under FATCA.

“FATCA” shall mean Section 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the New York Federal Reserve Bank based on such day’s federal funds transactions by depository institutions (as determined in such manner as the New York Federal Reserve Bank shall set forth on its public website from time to time) and published on the next succeeding business day as the federal funds effective rate; provided that such rate shall in no event be less than zero.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” shall mean, that certain Fee Letter dated as of August 7, 2018 entered into by the Borrower and the Arrangers.

“Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, vice president of finance, controller or treasurer of such corporation.

“Fitch” shall mean Fitch Ratings Inc., or any successor rating agency.

“Foreign Subsidiary” shall mean any Subsidiary that is not organized under the laws of the United States, any state thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Governmental Authority” shall mean the government of any nation, including, but not limited to, the United States of America, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Substances” shall mean any toxic, radioactive, mutagenic, carcinogenic, noxious, caustic or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, polychlorinated biphenyls, asbestos or asbestos-containing material, and any substance, waste or material regulated under Environmental and Safety Laws.

“Hedge Agreements” shall mean all interest rate swaps, caps or collar agreements, foreign exchange transactions or other arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations or foreign currencies, either generally or under specific contingencies.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency” shall mean with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 4.02.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Term Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” shall mean as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 (or, with the consent of all Lenders making Term Loans as part of such Borrowing, 12) months thereafter (or such shorter interest period as may be agreed to by all Lenders making Term Loans as part of such Borrowing), in each case as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period referred to above that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the relevant LIBOR Screen Rates) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable LIBOR Screen Rate for the longest period (for which the applicable LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the applicable LIBOR Screen Rate for the shortest period (for which such LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. When determining the rate for a period which is less than the shortest period for which the relevant LIBOR Screen Rate is available, the applicable LIBOR Screen Rate for purposes of clause (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means, in relation to any currency, the overnight rate for such currency determined by the Administrative Agent from such service as the Administrative Agent may select.

“IRS” shall mean the U.S. Internal Revenue Service.

“JPMCB” shall mean JPMorgan Chase Bank, N.A.

“Lender Parent” shall mean, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” shall mean (a) the financial institutions listed on Schedule 2.01 (other than any such financial institution that has ceased to be a party hereto, pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance.

“Lien” shall mean any mortgage, lien, pledge, encumbrance, charge or security interest.

“Loan Documents” shall mean this Agreement, each promissory note held by a Lender pursuant to Section 4.04(e) and any other agreement, instrument or document designated by its terms as a Loan Document.

“Margin Regulations” shall mean Regulations T, U and X of the Board as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Material Acquisition” shall mean any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Capital Stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $250,000,000.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, properties or financial condition of the Borrower and its consolidated Subsidiaries, taken as a whole.

“Material Debt” shall mean any Debt of the Borrower or its Subsidiaries with an outstanding principal amount in excess of $200,000,000.

“Material Disposition” shall mean any disposition of property or series of related dispositions of property that yields gross proceeds to the Borrower and/or any of its Subsidiaries, in the aggregate, in excess of $250,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; or if both such rates are not published for any day that is a Business Day, the rate quoted for such day for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided that NYFRB Rate shall in no event be less than zero.

“Obligations” shall mean the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on any Term Loans made by the Lenders to the Borrower pursuant to this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, reimbursements, costs, expenses and indemnities of the Borrower to the Lenders under this Agreement and the other Loan Documents (including any of the foregoing incurred or accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“OFAC” shall mean the United States Treasury Department Office of Foreign Assets Control.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.14(b)).

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the New York Federal Reserve Bank as set forth on its public website from time to time) and published on the next succeeding business day as an Overnight Bank Funding Rate (from and after such date as the New York Federal Reserve Bank shall commence to publish such composite rate).

“Parent” shall mean Eli Lilly and Company, an Indiana corporation.

“Participant” shall have the meaning set forth in Section 11.04(f).

“Participant Register” shall have the meaning set forth in Section 11.04(g).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Debt” shall mean (i) Debt of any Subsidiary of the Borrower to the Borrower or another Subsidiary, (ii) Debt of the Borrower to any Subsidiary, (iii) Debt of the Borrower or any Subsidiary as an account party in respect of trade letters of credit, to the extent that such letters of credit are not drawn upon, (iv) Debt consisting of guarantees of loans made to officers, directors or employees of any Subsidiary, (v) unsecured trade accounts payable and other unsecured current Debt incurred in the ordinary course of business and not more than 120 days past due (but excluding any Debt for borrowed money), (vi) Debt with respect to surety, appeal and performance bonds obtained by any Subsidiary in the ordinary course of business, (vii) Debt owed in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds and (viii) any replacement, renewal, refinancing or extension of any Debt referenced above that does not exceed the aggregate principal amount (plus associated fees and expenses) of the Debt being replaced, renewed, refinanced or extended (except that accrued and unpaid interest not delinquent in accordance with its terms may be part of any refinancing pursuant to this clause) and that otherwise complies with this Agreement.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV or Section 302 of ERISA or Section 412 of the Code that is maintained by the Borrower or any ERISA Affiliate for current or former employees, or any beneficiary thereof, of the Borrower or any ERISA Affiliate.

“Pricing Grid” shall mean the Ticking Fee and Applicable Margin Grid set forth in Annex I.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Property” shall mean any building, structure or other facility together with the underlying land and its fixtures, used primarily for manufacturing, processing or production, owned in the United States and the net book value of such building, structure or other facility exceeds 2% of the Consolidated Net Tangible Assets; provided that no building, structure or other facility will be a Principal Property if, in the good faith opinion of the Board of Directors (or a committee thereof), such building, structure or other facility is not of material importance to the business of the Borrower and its Subsidiaries taken as a whole.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified IPO” shall mean the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Capital Stock of the Borrower in the United States on the New York Stock Exchange or the Nasdaq Global Market.

“Rating Agencies” shall mean Moody’s, S&P and Fitch.

“Ratings” shall have the meaning assigned to such term in Annex I.

“Recipient” shall mean the Administrative Agent, any Lender, or any combination thereof (as the context requires).

“Reference Lenders” shall mean at least two Lenders as selected by the Borrower; provided that such Lenders agree in their sole discretion to act as Reference Lenders hereunder and the selection of such Lenders is reasonably acceptable to the Administrative Agent.

“Register” shall have the meaning set forth in Section 11.04(d).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Reorganization” shall mean with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Required Lenders” shall mean, at any time, Lenders having outstanding Term Loans and Term Loan Commitments representing a majority of the sum of the outstanding Term Loans and Term Loan Commitments at such time.

“Revolving Loan Credit Agreement” shall mean that certain revolving loan credit agreement dated as of the date hereof among the Borrower, the lenders named therein and JPMCB, as administrative agent.

“Sale and Leaseback Transaction” shall mean any arrangement with any Person pursuant to which the Borrower or any Subsidiary leases any Principal Property that has been or is to be sold or transferred by the Borrower or the Subsidiary to such Person, other than (1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (2) leases between the Borrower and a Subsidiary or between Subsidiaries and (3) leases of a Principal Property executed by the time of, or within 90 days after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property.

“Sanctioned Country” shall mean, at any time, a country, region or territory that is itself the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any Person or Persons described in the preceding clauses (a) and (b).

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission.

“S&P” shall mean Standard & Poor’s Ratings Services, or any successor rating agency.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Solvent” shall mean, with respect to any Person, that as of the date of determination (i) the fair value of the assets of such Person at a fair valuation will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liabilities on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person will not have an unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and proposed to be conducted following the determination date. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (a) for purposes of Section 8.03 and Section 8.06 only, any Person the majority of the outstanding Voting Stock (or equivalent voting securities of any Person which is not a corporation) of which is owned, directly or indirectly, by the parent or one or more subsidiaries of the parent of such Person and (b) for all other purposes under this Agreement, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” shall mean a subsidiary of the Borrower.

“Syndication Agent” means Goldman Sachs Bank USA.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, additions to tax, penalties or liabilities with respect thereto.

“Term Loan Commitment” shall mean, as to any Lender, its obligation to make a Term Loan to the Borrower on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Lender hereunder, as such Commitment may be (a) reduced from time to time pursuant to Section 4.03 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial amount of such Lender’s Term Loan Commitment is set forth opposite such Lender’s name on Schedule 2.01 under the heading “Term Loan Commitment”. The initial aggregate amount of the Term Loan Commitments is $500,000,000.

“Term Loan Credit Exposure” shall mean, as at any date of determination with respect to any Lender, an amount in Dollars equal to the aggregate unpaid principal amount of such Lender’s Term Loans on such date.

“Term Loan Maturity Date” shall mean the third anniversary of the Closing Date.

“Term Loans” shall have the meaning assigned to such term in Section 2.01.

“Transactions” shall mean the execution and delivery by the Borrower of this Agreement, the performance by the Borrower of its obligations hereunder, the borrowings made or to be made hereunder and the use of the proceeds thereof.

“Type” when used in respect of any Term Loan or Borrowing, shall refer to the Rate by reference to which interest on such Term Loan or on the Term Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include the Eurocurrency Rate, the Alternate Base Rate and the Fixed Rate.

“Undisclosed Administration” shall mean, in relation to a Lender or a Lender Parent, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Value” shall mean, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease (reduced by the amount of rental obligations of any sublessee of all or part of the same property) remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at an interest rate determined by the Borrower at the time of the consummation of such Sale and Leaseback Transaction as long as such interest rate is customary for leases of such type.

“Voting Stock” shall mean, as applied to the stock of any corporation, stock of any class or classes (however designated) having by the terms thereof ordinary voting power to elect a majority of the members of the board of directors (or other governing body) of such corporation other than stock having such power only by reason of the happening of a contingency.

“Wholly Owned Subsidiary” of any Person, shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the equity are, at the time any determination is being made, owned by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Classification of Term Loans and Borrowings. For purposes of this Agreement, Term Loans may be classified and referred to by Type (e.g. “Eurocurrency Loan”). Borrowings also may be classified by Type (e.g. Eurocurrency Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), unless otherwise expressly stated to the contrary, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms, GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VIII or any related definition or other financial term used herein to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VIII or any related definition or other financial term used herein for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Debt of the Borrower or any Subsidiary at “fair value”, as defined therein. For purposes of determining the amount of Debt outstanding hereunder, no effect shall be given to (a) any election by the Borrower to measure an item of Debt using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (formerly known as FASB 159) or any similar accounting standard) or (b) any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require recognition of a lease liability where such lease (or similar arrangement) would not have required a lease liability under GAAP as in effect on December 31, 2017.

ARTICLE II

Amount and Terms of the Term Loan Commitments

Section 2.01. Term Loan Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a term loan (each, a “Term Loan”) to the Borrower on the Effective Date in a principal amount in Dollars not exceeding its Term Loan Commitment. The Borrower may make only one borrowing under the Term Loan Commitments. Amounts borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed.

Section 2.02. Term Loans and Borrowings. (a) Each Term Loan shall be made as part of a Borrowing consisting of the same Type made by the Lenders ratably in accordance with their respective Term Loan Commitments.

(b)           The failure of any Lender to make any Term Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Term Loan Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make such Term Loans as required.

(c)           Subject to Section 4.09, the Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement.

(d)           At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the unused balance of the total Term Loan Commitments. There shall not at any time be more than a total of 10 Eurocurrency Borrowings outstanding.

(e)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date.

Section 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by fax or email to the Administrative Agent of a written Borrowing Request in the form of Exhibit A. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv)          in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)           the location and number of the account of the Borrower to which funds are to be disbursed, which shall comply with the requirements of Section 4.01.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Borrowing.

ARTICLE III

[Reserved]

ARTICLE IV

General Provisions Applicable to Term Loans

Section 4.01. Funding of Borrowings. (a) Each Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in Dollars to the account of the Administrative Agent or an Affiliate thereof, most recently designated by it for such purpose by notice to the Lenders, (x) by 2:00 p.m., New York City time in the case of Eurocurrency Loans and (y) by 3:00 p.m., New York city time in the case of ABR Loans. The Administrative Agent will make Term Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent (or such other account as may be designated by the Borrower). If a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, the Administrative Agent shall return the amounts so received to the respective Lenders.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 4.01 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate on the applicable Borrowing; provided that no repayment by the Borrower pursuant to this sentence shall be deemed to be a prepayment for purposes of Section 4.11. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Term Loan included in such Borrowing.

Section 4.02. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Term Loans comprising such Borrowing, and the Term Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or Eurocurrency Borrowing; and

(iv)          if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.

Section 4.03. Termination and Reduction of Term Loan Commitments. (a) Unless previously terminated, the Term Loan Commitments shall terminate upon the making of the Term Loans on the Effective Date; provided that if the Qualified IPO has not been consummated on or prior to June 30, 2019, the Term Loan Commitments shall automatically terminate on such date.

Section 4.04. Repayment of Term Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the then unpaid principal amount of the Term Loan of such Lender as provided in Section 4.16.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain a Register pursuant to Section 11.04(d) and an account for each applicable Lender in which it shall record (i) the amount of each Term Loan made hereunder and any promissory note evidencing such Term Loan, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the Register and the accounts of each Lender maintained pursuant to paragraphs (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or make any entry therein or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement. In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.  In the event of any conflict between the Register and any other records maintained the Administrative Agent in such matters, the Register shall control in the absence of manifest error.

(e)           Any Lender may request that Term Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.

Section 4.05. [Reserved].

Section 4.06. Prepayment of Term Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)           The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of any Eurocurrency Borrowing and (B) on the date of prepayment of any ABR Borrowing; (ii) any prepayment of Eurocurrency Loan shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of ABR Borrowing shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; provided that in the event such notice is given in connection with a conditional termination of the Term Loan Commitments as contemplated by Section 4.03, then such notice of prepayment may be revoked in accordance with Section 4.03 (subject to, for the avoidance of doubt, payments required under Section 4.11). Each such notice shall specify the date and amount of such prepayment and the Type(s) of the Term Loans to be prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Term Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share of such prepayment (based on such Lender’s pro rata share in respect of the relevant Borrowing). The prepayment amount specified in such notice shall be due and payable on the date specified therein. Prepayments shall be accompanied by accrued interest to the extent required by Section 4.08. Any prepayment of a Eurocurrency Loan shall be accompanied by any additional amounts required pursuant to Section 4.11. Each prepayment of the outstanding Term Loans pursuant to this Section 4.06 shall be applied to the principal repayment installments thereof as directed by the Borrower, and each prepayment of Term Loans shall be applied to the Term Loans of the Lenders in accordance with their respective pro rata shares in respect of each of the relevant Borrowing.

Section 4.07. Fees.

(a)           The Borrower agrees to pay to the Administrative Agent for the account of each Lender a ticking fee, which shall accrue at the ticking fee rate set forth in the Pricing Grid from time to time, on the amount of the Term Loan Commitments of such Lender during the period from and including the Closing Date to but excluding the date on which such Term Loan Commitments terminate.  Accrued ticking fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Term Loan Commitments terminate, commencing on the first such date to occur after the Closing Date; provided that any ticking fees accruing after the date on which the Term Loan Commitments terminate shall be payable on demand.  All ticking fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative, auction and other fees separately agreed upon between the Borrower and the Administrative Agent (collectively, the “Administrative Fees”) pursuant to the Administrative Agent Fee Letter.

(c)           [reserved].

(d)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 4.08. Interest. (a) The Term Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)           The Term Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)           [reserved].

(d)           Notwithstanding the foregoing, if any principal of or interest on any Term Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Term Loan, 2.0% plus the rate otherwise applicable to such Term Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.0% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)           Accrued interest on each Term Loan shall be payable in arrears on each Interest Payment Date for such Term Loan; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan shall be payable on the effective date of such conversion.

(f)            All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at a time when the Alternate Base Rate is based on clause (a) of the first sentence of the definition of Alternate Base Rate shall be computed on the basis of a year of 365 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 4.09. Alternate Rate of Interest.

(a)           If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i)            the Administrative Agent shall have determined (which determination shall be made in good faith and shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period; or

(ii)           the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Term Loans (or its Term Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy or by other electronic communication as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then the other Types of Borrowings shall be permitted.

(b)           If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the Eurocurrency Rate has made a public statement that the administrator of the Eurocurrency Rate is insolvent (and there is no successor administrator that will continue publication of the Eurocurrency Rate), (x) the administrator of the Eurocurrency Rate has made a public statement identifying a specific date after which the Eurocurrency Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Eurocurrency Rate), (y) the supervisor for the administrator of the Eurocurrency Rate has made a public statement identifying a specific date after which the Eurocurrency Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the Eurocurrency Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurocurrency Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurocurrency Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 11.07, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 4.09(b), only to the extent the Eurocurrency Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 4.10. Increased Costs. (a) If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except for any such reserve requirement which is reflected in the Adjusted Eurocurrency Rate);

(ii)           impose on any Lender, the London interbank market, any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender or participations therein; or

(iii)          subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, continuing, converting to or maintaining any Eurocurrency Loan by an amount deemed by such Lender or other Recipient to be material or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or other Recipient to be material, then the Borrower will pay to such Lender or other Recipient such additional amount or amounts as will compensate such Lender or other Recipient for such additional costs actually incurred or reduction actually suffered.

(b)           If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)           [reserved].

(f)            The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

Section 4.11. Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 4.06(b) and is revoked in accordance therewith), (d) [reserved] or (e) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 4.14, then, in any such event, the Borrower shall compensate each Lender for the out-of-pocket loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the present value of the excess, if any, of (i) its cost of obtaining the funds for the Term Loan being paid, prepaid, refinanced or not borrowed (assumed to be the Eurocurrency Rate applicable thereto) for the period from the date of such payment, prepayment, refinancing or failure to borrow or refinance to the last day of the Interest Period for such Term Loan (or, in the case of a failure to borrow or refinance, the Interest Period for such Term Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed or refinanced for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

Section 4.12. Taxes. (a) Any and all payments to the Lenders or the Administrative Agent hereunder or under any Loan Document by the Borrower or on behalf of the Borrower (including as guarantor of the obligations of the Borrower) shall be made free and clear of and without deduction or withholding for any and all current or future Taxes, except as required by applicable law. If under any applicable law (as determined in the good faith discretion of the

Borrower or the Administrative Agent) the Borrower shall be required to deduct or withhold any Indemnified Tax from any such payment, (i) the sum payable shall be increased by the amount (an “Additional Amount”) necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to Additional Amounts payable under this Section 4.12) such Recipient shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions or withholdings and (iii) the Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           The Borrower shall indemnify each Recipient for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.12) paid or payable by, or required to be withheld or deducted from a payment to, such Recipient and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by a Lender, or by an Administrative Agent on its own behalf or on behalf of a Lender, and setting forth in reasonable detail the manner in which such amount shall have been determined, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date such Lender or Administrative Agent, as the case may be, makes written demand therefor, which written demand shall be made within 60 days of the date such Lender or Administrative Agent receives written demand for payment of such Indemnified Taxes from the relevant Governmental Authority.

(d)           Each Lender shall severally, but not jointly, indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent, absent manifest error, shall be final, conclusive and binding for all purposes. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)           If a Recipient receives a refund, which in its sole discretion exercised in good faith is in respect of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid Additional Amounts pursuant to this

Section 4.12, it shall within 30 days from the date of such receipt pay over such refund to the Borrower (but only to the extent of indemnity payments made, or Additional Amounts paid, by the Borrower under this Section 4.12 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of such Recipient, agrees to repay the amount paid over to the Borrower pursuant to this Section 4.12(e) (plus penalties, interest or other charges) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.12(e), in no event will such Recipient be required to pay any amount to the Borrower pursuant to this Section 4.12(e) the payment of which would place such Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(f)            As soon as practicable after the date of any payment of Indemnified Taxes by the Borrower to the relevant Governmental Authority, the Borrower will deliver to the Administrative Agent at its address referred to in Section 11.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)           Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 4.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h)           Each Lender that is not a United States person as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, two copies of (i) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty, (ii) executed copies of IRS Form W-8ECI, (iii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (iv) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9 and/or another certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner, in each case of (i)-(iv), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement. Each Lender that is a U.S. person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent two copies of IRS Form W-9, or any subsequent or substitute versions thereof or successors thereto, certifying that such Lender is entitled to a complete exemption from U.S. federal backup withholding tax on payments made pursuant to this Agreement. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”), unless each of the applicable lending office prior to such designation and the New Lending Office are located within the United States. In addition, each Lender shall deliver such forms promptly upon the obsolescence, inaccuracy or invalidity of any form previously delivered by such Lender or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding any other provision of this Section 4.12(h), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 4.12(h) that such Lender is not legally able to deliver.

(i)            A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document, shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation that in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender or subject such Lender to any material unreimbursed cost or expense.

(j)            If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(k)           The Borrower shall not be required to indemnify any Lender, or to pay any Additional Amounts to any Lender, in respect of any withholding Tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to such withholding tax was in effect and would apply to amounts payable to such Lender on the date such Lender became a party to this Agreement or, with respect to payments to a New Lending Office, the date such Lender designated such New Lending Office with respect to a Term Loan; provided, however, that this clause (i) shall not apply to any Lender if the assignment, participation, transfer or designation of a New Lending Office was made at the request of the Borrower; and provided further, however, that this clause (i) shall not apply (x) to the extent the indemnity payment or Additional Amounts any Lender would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or Additional Amounts that the Lender making the assignment, participation, transfer or designation of such New Lending Office would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (y) to the extent the obligation to withhold such amounts is an obligation of, or an obligation in respect of payments made by any Affiliate of the Borrower other than the Borrower, or (ii) the obligation to pay such Additional Amounts would not have arisen but for a failure by such Lender to comply with the provisions of paragraph (h), (i) or (j) of this Section 4.12.

(l)            Nothing contained in this Section 4.12 shall require any Lender (or Participant) or the Administrative Agent to make available any of its Tax returns (or any other information that it deems to be confidential or proprietary).

Section 4.13. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 4.10, 4.11 or 4.12, or otherwise) prior to 3:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices referred to in Section 11.01, or such other location as such Administrative Agent shall designate from time to time, except that payments pursuant to Sections 4.10, 4.11 or 4.12 and 11.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agents to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or its Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lenders with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 4.01(b), 4.12(d) or 4.12(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 4.14. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 4.10, or if the Borrower is required to pay any Additional Amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.12, then such Lender shall use reasonable efforts to file any certificate or document requested by the Borrower (consistent with legal and regulatory restrictions), to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such

Lender, such filing, designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or 4.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If (i) any Lender requests compensation under Section 4.10, (ii) the Borrower is required to pay any Additional Amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.12, (iii) any Lender becomes a Defaulting Lender, (iv) [reserved] or (v) any Lender refuses to consent to any amendment, waiver or other modification of this Agreement requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, then, in each case, the Borrower may, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and, in the case of clause (v) above, provides its consent to such requested amendment, waiver, or other modification of this Agreement); provided that (1) the Borrower shall have received the prior written consent of the Administrative Agent which consent shall not unreasonably be withheld or delayed, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 4.11), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (3) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.12, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.14(a) and such assignment will result in a reduction in such compensation or payments.

Section 4.15. Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           ticking fees shall cease to accrue on the unfunded portion of the Term Loan Commitment of such Defaulting Lender pursuant to Section 4.07(a); and

(b)           the Term Loan Commitment and Term Loan Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 11.07); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 11.07, require the consent of such Defaulting Lender in accordance with the terms hereof.

In the event that the Administrative Agent and the Borrower each agree that a Defaulting Lender has adequately remedied all matters that caused the applicable Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Term Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Term Loans in accordance with its Term Loan Commitment.

Section 4.16. Repayment of Term Loans.

(a)           Term Loans: The Borrower shall repay on the last day of each full fiscal quarter ending after the Effective Date, an aggregate principal amount equal to 1.5% of the aggregate initial principal amount of the Term Loans made on the Effective Date, which payments shall be reduced as a result of the application of prepayments in accordance with Section 4.06, as applicable. To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date. Repayments of Term Loans shall be accompanied by accrued interest on the amount repaid.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to each of the Lenders and the Administrative Agent that:

Section 5.01. Organization; Powers.  The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect.  The Borrower has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and, to borrow hereunder.

Section 5.02. Authorization.  The Transactions (a) are within the Borrower’s corporate powers and have been duly authorized by all requisite corporate action and (b) do not (i) violate (A) any provision of any law, statute, rule or regulation (including, without limitation, the Margin Regulations), (B) any provision of the certificate of incorporation or other constitutive documents or by-laws of the Borrower, (C) any order of any Governmental Authority or (D) any provision of any indenture, agreement or other instrument to which the Borrower is a party or by which it or any of its property is or may be bound, (ii) conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under (A) any such indenture, agreement or other instrument or (B) any document relating to Material Debt, or (iii) result in the creation or imposition of any lien upon any property or assets of the Borrower or any Subsidiary other than, in the case of clauses (i)(A), (i)(C), (i)(D), (ii)(A) and (iii), any such violations, conflicts, breaches, defaults or liens that, individually or in the aggregate, would not have a Material Adverse Effect or, in the case of clause (i)(A), result in a violation of law by any Administrative Agent or Lender.

Section 5.03. Enforceability.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document constitutes or, when executed and delivered, will constitute, a legal, valid and binding obligation of the Borrower party hereto or thereto, enforceable in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity)).

Section 5.04. Governmental Approvals.  No action, consent or approval of, registration or filing with or other action by any Governmental Authority is required in connection with the Transactions except such as have, or on or prior to the Closing Date will have, been obtained or made and are in full force and effect and except for those the failure to obtain which could not reasonably be expected to have a Material Adverse Effect.

Section 5.05. Financial Statements; No Material Adverse Effect.  (a)  The Borrower has heretofore furnished to the Administrative Agent and the Lenders (i) its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2017, reported on by Ernst & Young LLP, independent public accountants, and (ii) its unaudited consolidated balance sheets and statements of income, stockholders’ equity and cash flows as of and for the fiscal quarters ended March 31, 2018 and June 30, 2018 and the portions of the fiscal year then ended.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject, in the case of such quarterly financial statements, to normal year-end adjustments and the absence of certain footnotes.

(b)           Except as disclosed in the Borrower SEC Documents as filed prior to or on the Closing Date (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward looking statements” disclaimer or any other statements that are similarly non-specific, predictive or forward looking in nature, but in each case, other than any specific factual information contained therein), there has been no material adverse effect on the business, operation, properties or financial condition of the Borrower and its Subsidiaries taken as a whole since December 31, 2017.

Section 5.06. Litigation, Compliance with Laws.  (a) Except as disclosed in the Borrower SEC Documents as filed  prior to or on the Closing Date (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward looking statements” disclaimer or any other statements that are similarly non-specific, predictive or forward looking in nature, but other than any specific factual information contained therein), there are no actions, proceedings or investigations filed or (to the knowledge of the Borrower) threatened against the Borrower or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which question the validity or legality of this Agreement, the Transactions or any action taken or to be taken pursuant to this Agreement and no order or judgment has been issued or entered restraining or enjoining the Borrower from the execution, delivery or performance of this Agreement nor is there any other action, proceeding or investigation filed or (to the knowledge of the Borrower) threatened against the Borrower or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would be reasonably likely to result in a Material Adverse Effect.

(b)           Except as disclosed in the Borrower SEC Documents as filed prior to or on the Closing Date (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward looking statement” disclaimer or any statements that are similarly non-specific, predictive or forward looking in nature, but in each case, other than any specific factual information contained therein), neither the Borrower nor any Subsidiary is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be reasonably likely to result in a Material Adverse Effect.

Section 5.07. Federal Reserve Regulations.

(a)           Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (as defined in Regulation U).

(b)           No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Margin Regulations.

Section 5.08. Taxes. The Borrower and the Subsidiaries have filed or caused to be filed all U.S. federal and state, local and foreign Tax returns which are required to be filed by them, and have paid or caused to be paid all Taxes required to have been paid by them, other than (i) any Taxes or assessments the validity of which is being contested in good faith by appropriate proceedings, and with respect to which appropriate accounting reserves have, to the extent required by GAAP, been set aside or (ii) where such failure to file or pay would not reasonably be expected to result in a Material Adverse Effect.

Section 5.09. Employee Benefit Plans.  The present aggregate value of accumulated benefit obligations of each Plan and each foreign employee pension benefit plan required to be funded (based on those assumptions used for disclosure of such obligations in corporate financial statements in accordance with GAAP) did not, as of the most recent statements available, exceed the aggregate value of the assets for each plan by an amount in the aggregate for all such plans that would reasonably be expected to have a Material Adverse Effect.  Except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect, (a) no ERISA Termination Event has occurred and (b) each Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations.

Section 5.10. Environmental and Safety Matters.  Except as disclosed in the Borrower SEC Documents as filed prior to or on the Closing Date (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward looking statement” disclaimer or any statements that are similarly non-specific, predictive or forward looking in nature, but in each case, other than any specific factual information contained therein), and other than exceptions to any of the following that would not in the aggregate have a Material Adverse Effect: (a) the Borrower and the Subsidiaries comply and have complied with all applicable Environmental and Safety Laws, (b) there are and have been no Hazardous Substances at any property owned, leased or operated by the Borrower now or in the past, or at any other location, that could reasonably be expected to result in the Borrower or any Subsidiary incurring costs or liabilities under any Environmental and Safety Law, (c) there are no past, present, or, to the knowledge of the Borrower and the Subsidiaries, anticipated future facts, events or conditions, that would reasonably be expected to prevent the Borrower or any of the Subsidiaries from, or increase the costs to the Borrower or any of the Subsidiaries of, complying with applicable Environmental and Safety Laws or obtaining or renewing all material permits, approvals, authorizations, licenses or permissions required of any of them pursuant to any such law, (d) the Borrower and the Subsidiaries have not received notice of any actual or potential liability under or relating to, or actual or potential violation of, any Environmental and Safety Law, including liability for the investigation or remediation of any release or threat of release of Hazardous Substances, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice and (e) the Borrower and the Subsidiaries are not conducting or paying for, in whole or in part, any investigation, response, remediation or other corrective action pursuant to any Environmental and Safety Law at any site or facility, nor is it a party to any order, decree or agreement that imposes any obligation or liability under any Environmental and Safety Law.

Section 5.11. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal properties that are material to the business of the Borrower and its Subsidiaries taken as a whole, except where the failure to have such title or interests, as applicable, could not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Borrower and its Subsidiaries owns, is licensed to use, or otherwise has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual properties that are material to the business of the Borrower and its Subsidiaries taken as a whole, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.12. Investment Company Status.  Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 5.13. Solvency. The Borrower and its Subsidiaries, on a consolidated basis, are and, upon the initial Borrowing of any Term Loans, will be Solvent.

Section 5.14. Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and except as disclosed in the Borrower SEC Documents as filed prior to or on the Closing Date (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward looking statement” disclaimer or any statements that are similarly non-specific, predictive or forward looking in nature, but in each case, other than any specific factual information contained therein), the Borrower, its Subsidiaries and, to the knowledge of the Borrower, its officers, directors, employees and agents (with respect to such directors and agents, to the extent they are acting in their capacity as such), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower or any Subsidiary, or (b) to the knowledge of the Borrower or any Subsidiary, any of their respective directors, officers, employees or agents that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person.  No Borrowing or use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 5.15. Full Disclosure. All written information (other than financial projections, forward-looking statements or any other statements that are similarly non-specific, predictive or forward looking in nature and information of a general economic nature or general industry nature), as modified or supplemented by any information provided to the Administrative Agent or any Lender, by the Borrower in connection with the Transactions contemplated hereby, is and will be complete and correct in all material respects (after giving effect to all amendments and supplements thereto), when taken as a whole together with all such filings of the Borrower with the SEC, and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made (after giving effect to all amendment sand supplements thereto). As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

ARTICLE VI

Conditions

Section 6.01. Conditions Precedent to Closing Date.  The closing of this Agreement shall occur on the date (the “Closing Date”) on which the following conditions are satisfied:

(a)           The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission or other electronic communication of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           The Administrative Agent shall have received, with a counterpart or copy for each Lender, such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and other legal matters relating to the Borrower, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(c)           The representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date; provided that to the extent such representations and warranties are qualified by materiality or “Material Adverse Effect”, such representations and warranties shall be true and correct in all respects.

(d)           The Administrative Agent shall have received a certificate dated the Closing Date signed by a Vice President, President, Chief Executive Officer or Financial Officer of the Borrower confirming compliance with the condition set forth in Section 6.01(c) above.

(e)           The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date pursuant to the Fee Letter, the Administrative Agent Fee Letter and any other fee letter or letter agreement executed in connection with the Transactions, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any Loan Document.

(f)            The Administrative Agent (or its counsel) shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) from Weil, Gotshal & Manges LLP and Barnes & Thornburg LLP counsel for the Borrower, and covering such customary matters relating to the Borrower and the Loan Documents as the Administrative Agent or the Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(g)           KYC Information:

(i)            Upon the reasonable request of any Lender made at least ten days prior to the Closing Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act, in each case at least three days prior to the Closing Date.

(ii)           At least five days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.

Section 6.02.  Conditions Precedent to Effective Date and Extensions of Credit. The Term Loan Commitments shall become effective and available for drawing hereunder on the date (the “Effective Date”) the following conditions precedent shall have been satisfied:

(a)           The Closing Date shall have occurred;

(b)           The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

(c)           The representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects on and as of the Effective Date; provided that, (i) to the extent such representations and warranties expressly relate to an earlier date, they shall be true and correct in all material respects as of such earlier date and (ii) to the extent such representations and warranties are qualified by materiality or “Material Adverse Effect”, such representations and warranties shall be true and correct in all respects.

(d)           The Administrative Agent shall have received a certificate dated the Effective Date signed by a Financial Officer of the Borrower, substantially in the form of Exhibit G, with respect to the solvency on such date of the Borrower and the Subsidiaries, on a consolidated basis, after giving effect to the transactions to be consummated on the Effective Date.

(e)           The Administrative Agent shall have received a certificate dated the Effective Date signed by a Vice President, President, Chief Executive Officer or Financial Officer of the Borrower confirming compliance with the condition set forth in Section 6.02(c) above.

(f)            The Qualified IPO of the Borrower shall have been completed.

(g)           At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing as of the Effective Date.

(h)           The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date pursuant to the Fee Letter, the Administrative Agent Fee Letter and any other fee letter or letter agreement executed in connection with the Transactions, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any Loan Document.

ARTICLE VII

Affirmative Covenants

The Borrower covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Term Loan, any fees or any other amounts payable hereunder shall be unpaid, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of the Subsidiaries to, on and after the Closing Date:

Section 7.01.  Existence.  Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises that are material to the business of the Borrower and its Subsidiaries as a whole, except as expressly permitted under Section 8.01 and Section 8.06 and except, in the case of any Subsidiary, where the failure to do so would not result in a Material Adverse Effect.

Section 7.02.  Business and Properties.  Comply in all respects with all applicable laws, rules, regulations and orders of any Governmental Authority (including Environmental and Safety Laws and ERISA), whether now in effect or hereafter enacted except instances that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of the business of the Borrower and its Subsidiaries as a whole and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted consistent with past practice, except where the failure to do so would not result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 7.03.  Financial Statements, Reports, Etc.  In the case of the Borrower, furnish to the Administrative Agent for distribution to each Lender:

(a)           on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) or, if such financial statements are not required to be filed with the SEC, on or before the date that is 95 days after the end of each such fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, cash flows, shareholders’ equity and footnotes as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent registered public accounting firm of recognized national standing to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b)           on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower or, if such financial statements are not required to be filed with the SEC, on or before the date that is 50 days after the end of each such quarterly accounting period, its consolidated balance sheet and related statements of income, cash flows and footnotes as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its Financial Officer as presenting fairly, in all material respects, the condensed financial position and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

(c)           simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Financial Officer of the Borrower (i) setting forth in reasonable detail the calculations necessary to demonstrate compliance with the requirements of Section 8.04 on the date of such financial statements and (ii) stating whether any Event of Default or Default exists on the date of such certificate and, if any Event of Default or Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d)           promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 8-K which the Borrower shall have filed with the SEC, and copies of all reports distributed to its shareholders;

(e)           promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws; and

(f)            from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to this Section shall be deemed to have been delivered on the date on which the Borrower provides notice (reasonably identifying where the applicable disclosure may be obtained) to the Administrative Agent that such information has been posted on the Borrower’s website on the internet at www.elanco.com, or on the SEC’s website on the internet at www.sec.gov or at another website identified in such notice and accessible by the Lenders without charge.

Section 7.04.  Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers (which may include captive insurers), and maintain such other insurance or self insurance (including product liability insurance), to such extent and against such risks, including fire and other risks insured against by extended coverage, as are customary with companies similarly situated and in the same or similar businesses.

Section 7.05.  Obligations and Taxes.  Pay, and discharge promptly when due, all material Taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its property, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside.

Section 7.06.  Litigation and Other Notices.  Promptly give the Administrative Agent written notice of the following after any executive officer of the Borrower obtains knowledge thereof:

(a)           the filing or commencement of any action, suit or proceeding which the Borrower reasonably expects to result in a Material Adverse Effect;

(b)           any Event of Default or Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;

(c)           except for matters which could not reasonably be expected to have a Material Adverse Effect, an ERISA Event, setting forth details as to such occurrence and the action, if any, which the Borrower or applicable ERISA Affiliate is required or proposes to take; and

(d)           any change in any of the Ratings.

provided, that in each case the Borrower shall not be required to provide separate notice of any event disclosed in any report promptly filed with the SEC if the Borrower has provided notice to the Administrative Agent in accordance with the last paragraph of Section 7.03 to the effect that such information has been posted and reasonably identifying where the applicable disclosure may be obtained.

Section 7.07.  Inspection of Property; Books and Records.  (a) Keep, proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and (in the presence of officers of the Borrower, whether by phone or in person) its independent accountants (in each case subject to the Borrower’s obligations under applicable confidentiality provisions), all at such reasonable times and as often as reasonably requested, all at the expense of the applicable Lenders; provided that during the continuation of any Default (x) any expense of the Lenders in connection with the foregoing shall be for the account of the Borrower and (y) Lenders shall be permitted to discuss the affairs, finances and condition of the Borrower and its Subsidiaries without officers of the Borrower being present.

Section 7.08.  Use of Proceeds.  The proceeds of the Term Loans will be used only for general corporate purposes; provided that up to $500,000,000 of the proceeds of the Term Loans may be distributed by the Borrower to the Parent on or about the Effective Date. No part of the proceeds of any Term Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including the Margin Regulations.  The Borrower shall not request any Borrowing, or use the proceeds of any Borrowing, and shall procure that its subsidiaries and its and their respective directors, officers, employees and agents shall not use the proceeds of any Borrowing, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VIII

Negative Covenants

The Borrower covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Term Loan, any fees or any other amounts payable hereunder shall be unpaid, unless the Required Lenders shall otherwise consent in writing, it will not, and will not permit any of the Subsidiaries to, on and after the Closing Date:

Section 8.01. Consolidations, Mergers, and Sales of Assets. (a) Consolidate with, merge with or into, or sell, convey transfer, lease or otherwise dispose of all or substantially all of the Borrower’s and its Subsidiaries’ property and assets taken as a whole (in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Borrower unless (a) the Borrower shall be the continuing Person, or the Person (if other than the Borrower) formed by such consolidation or into which the Borrower is merged or that acquired or leased such property and assets (the “Surviving Person”), shall be an entity organized and validly existing under the laws of the United States of America or any jurisdiction thereof, and shall expressly assume, all of the Borrower’s payment and performance obligations under the Loan Documents, (b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and (c) the Borrower delivers to the Administrative Agent a certificate of a Financial Officer of the Borrower stating that such consolidation, merger or transfer complies with this Section 8.01 and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that the foregoing restrictions of this Section 8.01 shall not apply to transactions permitted by Section 8.06.  The Surviving Person will succeed to, and except in the case of a lease, be substituted for the Borrower under the Loan Documents.

Section 8.02. Liens.  Create, assume or suffer to exist any Lien upon any property, except that the foregoing shall not prevent the Borrower or any Subsidiary from creating, assuming or suffering to exist any of the following Liens:

(a)           Liens existing on the Closing Date and, in the case of the Borrower, listed on Schedule 8.02(a) attached hereto;

(b)           any Lien existing on property owned or leased by any Person at the time it becomes a Subsidiary; provided that such Lien was not created in anticipation of such person becoming a Subsidiary;

(c)           any Lien existing on property at the time of the acquisition thereof by the Borrower or any Subsidiary provided that such Lien was not created in anticipation of such acquisition;

(d)           Liens on any asset or improvement to any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving (including constructing) such asset, if such Lien attaches to such asset concurrently with or within 12 months after its acquisition or improvement (including the completion of construction) and the principal amount of the Debt secured by such Lien, together with all other debt secured by a Lien on such property, does not exceed the purchase price of such property or the cost of such improvement;

(e)           Liens evidenced by the filing of UCC financing statements relating to factoring or similar arrangements entered into in the ordinary course of business;

(f)            any Liens securing Debt of a Subsidiary owing to the Borrower or to another Subsidiary;

(g)           Liens for taxes, assessments or governmental charges or levies not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(h)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not more than 60 days delinquent in accordance with their terms or that are being contested in good faith by appropriate proceedings;

(i)            pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(j)            deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business or any Liens securing industrial development, pollution control or similar revenue bonds;

(k)           easements, rights-of-way, restrictions, licenses, reservations, utility easements and other similar encumbrances imposed by law or incurred in the ordinary course of business that do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, considered as a whole;

(l)            any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(m)          attachment or judgment Liens in respect of judgments or decrees that have been vacated, discharged or stayed within 30 days from the entry thereof; and attachment or judgment Liens in respect of judgments or decrees that have been bonded pending appeal within 30 days from the entry thereof;

(n)           Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements entered into by the Borrower or any Subsidiary in the ordinary course of business;

(o)           customary Liens in favor of a banking institution arising by operation of law encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and that are within the general parameters customary in the banking industry;

(p)           Liens arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation;

(q)           any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (p) above, so long as the principal amount of the Debt or other obligations secured thereby does not exceed the principal amount of Debt or obligations so secured at the time of such extension, renewal or replacement (except that, where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and such Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on such property); and

(r)            Liens securing Debt permitted to be incurred under Section 8.05.

Section 8.03.Limitation on Sale and Leaseback Transactions.  Other than the Sale and Leaseback Transactions listed on Schedule 8.03 attached hereto, enter into any Sale and Leaseback Transaction, or permit any Subsidiary to do so, unless (a) the Borrower or such Subsidiary would be entitled to incur Debt, in a principal amount equal to the Value of such Sale and Leaseback Transaction, secured by Liens on the property to be leased (with such property being assumed to be owned by the Borrower or such Subsidiary for purposes of this paragraph) without violating Section 8.05 or (b) the Borrower or such Subsidiary, during the 270 days following the effective date of such Sale and Leaseback Transaction applies an amount equal to the Value of such Sale and Leaseback Transaction to the voluntary retirement of long-term Debt of the Borrower or any Subsidiary (and, in the case of any long-term revolving debt, with a corresponding reduction in revolving commitments thereof) or to the acquisition of one or more Principal Properties.

Section 8.04. Financial Condition Covenants.

(a)           Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower (i) commencing with the fiscal quarters ending December 31, 2018 through September 30, 2019 to exceed 4.75:1.00, (ii) commencing with the fiscal quarters ending December 31, 2019 through September 30, 2020 to exceed 4.5:1.00, (iii) commencing with the fiscal quarters ending December 31, 2020 through September 30, 2021 to exceed 4.00:1.00 and (iv) commencing with the fiscal quarters ending December 31, 2021 and thereafter to exceed 3.50:1.00.

(b)           Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower commencing with the fiscal quarter ending December 31, 2018 to be less than 3.50:1.00.

Section 8.05. Priority Indebtedness. Permit (a) the aggregate outstanding principal amount of Debt of the Borrower secured by Liens (other than Debt of the Borrower secured by Liens permitted under Section 8.02(a) through (q)), plus (b) the aggregate outstanding principal amount of Debt of all Subsidiaries (other than Permitted Debt), plus (c) the aggregate Value of all Sale and Leaseback Transactions (other than the Sale and Leaseback Transactions listed on Schedule 8.03), without duplication, to exceed at any time 15% of Consolidated Net Tangible Assets.

Section 8.06. Transactions with Affiliates. Enter into or be a party to any transaction or arrangement, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate in excess of $50,000,000, except (a) any such transaction or arrangements otherwise permitted under this Agreement, in the ordinary course of business and upon fair and reasonable terms no less favorable to the Borrower or the relevant Subsidiary than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (b) any such transaction or arrangements entered into prior to the Closing Date or contemplated by any agreement identified on Schedule 8.06 hereof and any amendment or replacement thereto, (c) between or among the Borrower or any Subsidiary or between or among one or more Subsidiaries, (d) any such transaction or arrangements with officers, directors, representatives or other employees of the Borrower or any Subsidiary relating specifically to employment as such, (e) the Transactions, the

Loans and this Agreement, (f) any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation, or termination of any such equity interests in the Borrower, (g) any other transactions contemplated by this Agreement (including any distribution of proceeds from the Borrower to the Parent), (h) the Master Separation Agreement to be dated on or about the closing of the Qualified IPO, between the Borrower and the Parent (the “Master Separation Agreement”), and any amendment or replacement thereto and any related or ancillary or other agreements related thereto or arising thereunder (including (A) the related or ancillary agreements identified on Schedule 8.06 hereof, to be entered into contemporaneously with the Master Separation Agreement, (B) any Additional Transfer Agreements (as defined in the Master Separation Agreement) and (C) any Local Transfer Agreements (as defined in the Master Separation Agreement), whether entered into before or after the date of the Master Separation Agreement), and all the transactions contemplated by the agreements described in this clause (h), (i) the transactions described in the “Project Stallion Macro Step Plan,” dated as of the date of the Master Separation Agreement, or any agreements, deeds, certificates, filings and instruments needed to effectuate such transactions, (j) any other agreements, arrangements, instruments or other documents entered into or transactions effected to transfer, contribute, assign, convey, distribute or deliver any Animal Health Asset (as defined in the Master Separation Agreement) to the Borrower or any of its Subsidiaries, or to have the Borrower or any of its Subsidiaries accept or assume any of the Animal Health Liabilities (as defined in the Master Separation Agreement) and (k) any other agreements, arrangements, instruments or other documents entered into or transactions effected to transfer, contribute, assign, convey, distribute or deliver any Excluded Asset (as defined in the Master Separation Agreement) from the Borrower or any of its Subsidiaries to the Parent (or its designees), or to have the Parent (or its designees) accept or assume any of Excluded Liabilities (as defined in the Master Separation Agreement) from the Borrower or any of its Subsidiaries.

ARTICLE IX

Events of Default

In case of the happening of any of the following events (each an “Event of Default”):

(a)           any representation or warranty made or deemed made in or in connection with the execution and delivery of this Agreement or the Borrowings or other extensions of credit hereunder shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b)           default shall be made in the payment of any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)           default shall be made in the payment of any interest on any Term Loan or any fee or any other amount (other than an amount referred to in paragraph (b) above) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)           default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 7.01 (in the case of the Borrower), Section 7.06(b) and Section 7.08 or Article VIII;

(e)           default shall be made in the due observance or performance of any covenant, condition or agreement contained herein (other than those specified in (b), (c) or (d) above) or in any other Loan Document and such default shall continue unremedied for a period of 30 days after notice thereof from any Administrative Agent or any Lender to the Borrower;

(f)            the Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of one or more items of Debt in an aggregate principal amount greater than or equal to $100,000,000, when and as the same shall become due and payable (giving effect to any applicable grace period) or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Debt if the effect of any failure referred to in this clause (ii) is to cause such Debt to become due prior to its stated maturity;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary or (iii) the winding up or liquidation of the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i)            one or more judgments for the payment of money in an aggregate amount equal to or greater than $100,000,000 (exclusive of any amount thereof reasonably expected to be covered by insurance) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor (whose liquidated judgment, along with those of any other judgment creditors, exceeds $100,000,000) to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;

(j)            (i) a Plan of the Borrower shall fail to maintain the minimum funding standard required by Section 412 of the Code or Section 302 of ERISA for any plan year or a waiver of such standard is sought or granted under Section 412(c) of the Code or Section 302(c) of ERISA or (ii) an ERISA Termination Event shall have occurred with respect to the Borrower or an ERISA Affiliate has incurred, or in the reasonable opinion of the Required Lenders is reasonably likely to incur, a liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA or (iii) any Person shall engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the United States Department of Labor or (iv) the Borrower or any ERISA Affiliate shall fail to pay any required installment or any other payment required to be paid by such entity under Section 412 of the Code or Section 302 of ERISA on or before the due date for such installment or other payment (taking into account any extensions granted) or (v) the Borrower or any ERISA Affiliate shall fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any ERISA Affiliate is required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto (taking into account any extensions granted), and, in the event of the occurrence of any of the events described in clauses (i) through (v) above, there shall result from any such event or events either a liability or a material risk of incurring a liability which is reasonably expected to have a Material Adverse Effect;

(k)           a Change in Control shall occur; or

(l)            an Event of Default (as defined in the Revolving Loan Credit Agreement) shall occur and be continuing;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may and, at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Term Loan Commitments and (ii) declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding; and, if any event with respect to the Borrower described in paragraph (g) or (h) above shall have occurred and be continuing, the Term Loan Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.

ARTICLE X

The Administrative Agent

Section 10.01.  Administrative Agent. In order to expedite the transactions contemplated by this Agreement, JPMorgan Chase Bank, N.A. is hereby appointed to act as the Administrative Agent on behalf of the Lenders.  Each of the Lenders hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or holder and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto.  The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Term Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Administrative Agent.  Notwithstanding anything herein to the contrary, none of the Arrangers, Syndication Agent, documentation agents or bookrunners listed on the cover page hereof shall have any duties or obligations under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender under this Agreement, but all such Persons shall have the benefit of the indemnities provided for hereunder.

Neither the Administrative Agent nor any of its respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements contained in this Agreement.  The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or other instruments or agreements.  The Administrative Agent may deem and treat the Lender which makes any Term Loan as the holder of the indebtedness resulting therefrom for all purposes hereof until it shall have received notice from such Lender, given as provided herein, of the transfer thereof.  The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders.  The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. Neither the Administrative Agent nor any of its respective directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrower of any of their respective obligations hereunder or in connection herewith.  The Administrative Agent may execute any and all duties hereunder by or through their respective branches, Affiliates, agents or employees and shall be entitled to rely upon the advice of legal counsel selected by them with due care with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by them in accordance with the advice of such counsel.  Without limiting the foregoing, the Administrative Agent may, by notice to the Borrower, designate any of its branches or Affiliates as the Person to receive any or all notices (including Borrowing Requests and Interest Election Requests) to be delivered to the Administrative Agent pursuant to this Agreement.

The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent acceptable to the Borrower, provided that upon the occurrence and during the continuance of an Event of Default, such successor Administrative Agent shall not be required to be acceptable to the Borrower.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank having a combined capital and surplus of at least $500,000,000 (or any Affiliate of such bank), with an office in the United States.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor.  After such Administrative Agent’s resignation hereunder, the provisions of this Article X and Section 11.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

With respect to the Term Loans made hereunder, the Administrative Agent in its individual capacity and not as the Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Administrative Agent, and such Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Administrative Agent.

Each Lender agrees (i) to reimburse the Administrative Agent, on demand, in the amount of its a pro rata share of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless the Administrative Agent and any of its respective directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, incurred by or asserted against any of them in its capacity as an Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by any of them under this Agreement to the extent the same shall not have been reimbursed by the Borrower; provided that no Lender shall be liable to the Administrative Agent for any portion of such losses, claims, damages, liabilities or related expenses resulting from the gross negligence or willful misconduct of such Administrative Agent or any of its directors, officers, employees or agents. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Term Loans and Term Loan Commitments at the time.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

It is agreed that the Joint Lead Arrangers, Joint Bookrunner and the Syndication Agent shall, in their capacities as such, have no duties or responsibilities under this Agreement or any other Loan Document. No Joint Lead Arranger, Joint Bookrunner or the Syndication Agent shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on the Joint Lead Arrangers, Joint Bookrunners and the Syndication Agent, in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action hereunder or thereunder.

Section 10.02.  ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any of its Subsidiary, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Term Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any of its Subsidiaries, that none of the Administrative Agent, the Arrangers, the Syndication Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)           The Administrative Agent and the Arrangers hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Term Loans, the Term Loan Commitments and this Agreement, (ii) may recognize a gain if it extended the Term Loans or the Term Loan Commitments for an amount less than the amount being paid for an interest in the Term Loans or the Term Loan Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, dealaway or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE XI

Miscellaneous

Section 11.01.  Notices.  (a) General.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy or other electronic communication, as follows:

(i)            if to the Borrower, to Treasurer’s Office, 2500 Innovation Way, Greenfield, IN  46140, Attention of Dave Pugh—Treasurer, (Telecopy No.: 1-317-276-1867)(email: pugh_david_r@elanco.com);

(ii)           if to the Administrative Agent, 383 Madison Avenue, 24th Floor, New York, NY 10179, Nick Fattori, (Telecopy No.: 302-634-1417) (email: Nicholas.fattori@chase.com); with a copy to Mary Crews, email: mary.crews@jpmorgan.com;

(iii)          if to a Lender, to it at its address (or telecopy number or email address) set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or other electronic communication to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section; provided that any notice or other communication received by the recipient (i) on or before 5:00 P.M., New York City time, shall be deemed to have been given on the date of receipt or (ii) after 5:00 P.M., New York City time, shall be deemed to have been given on the Business Day following the date of receipt.

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Articles by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or may be rescinded by any such Person by notice to each other such Person; provided further that any notice or other communication received by the recipient (i) on or before 5:00 P.M., New York City time, shall be deemed to have been given on the date of receipt or (ii) after 5:00 P.M., New York City time, shall be deemed to have been given on the Business Day following the date of receipt.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor.

Section 11.02.  Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Term Loans regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or the Term Loan Commitments have not been terminated.

Section 11.03.  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent has received copies hereof (by electronic “pdf” or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the parties hereto and the Lenders and their respective successors and assigns, except that the Borrower shall not have the right to assign any rights hereunder or any interest herein, except in accordance with Section 8.01, without the prior consent of all the Lenders.

Section 11.04.  Successors and Assigns.  (a)  Whenever in this Agreement any of the parties is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any party that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns.

(b)           Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Term Loan Commitments and the Term Loans at the time owing to it); provided, however, that except (1) in the case of an assignment of a Term Loan Commitment or a Term Loan to another Lender, an Affiliate of a Lender or an Approved Fund and (2) in the case of any assignments between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, (A) each of the Borrower (so long as no Event of Default shall have occurred and be continuing) and the Administrative Agent, must give its prior written consent to such assignment (which consent in each case shall not be unreasonably withheld, delayed or conditioned) and (B) the amount of the Term Loan Commitments or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless it shall be the entire amount of such Lender’s Term Loan Commitments or Term Loans, as applicable; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen Business Days after having received notice thereof. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and a processing and recordation fee of $3,500; provided that such recordation fee shall not be payable for any  assignment by or to Goldman Sachs Bank USA or any of its Affiliates. Upon acceptance and recording pursuant to paragraph (e) of this

Section 11.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (y) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall (i) continue to be entitled to the benefits of Sections 4.10, 4.11 4.12 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, as well as to any fees accrued for its account hereunder and not yet paid and (ii) continue to be subject to the confidentiality provisions hereof).

(c)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or the financial condition of the Borrower or the performance or observance by the Borrower of any obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee and is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon any Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent, to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)           The Administrative Agent shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and the principal amount (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time and any promissory notes evidencing such Term Loans (the “Register”).  The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of the Loan

Documents.  No assignment or transfer of any Term Loan (or portion thereof) or any Note evidencing such Term Loan shall be effected unless and until it has been recorded in the Register as provided in this Section 11.04(d).  Notwithstanding any other provision of this Agreement, any assignment or transfer of all or part of a promissory note shall be registered on the Register only upon surrender for registration of assignment or transfer of the promissory note (and each promissory note shall expressly so provide), accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new promissory notes in the same aggregate principal amount shall be issued to the designated assignee and the old promissory notes shall be marked “cancelled”.  The Register shall be available for inspection by the Borrower and any Lender (as to its own interests hereunder), at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee together with an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and, if required, the written consent of the Borrower to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

(f)            Each Lender may sell participations to one or more Eligible Assignees (each, a “Participant”), without the consent of any other Person, in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitments and the Term Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto or thereto for the performance of such obligations, (iii) each Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 4.10, 4.11 and 4.12 to the same extent as if it was the selling Lender (subject to the requirements and limitations therein, including the requirements under Sections 4.12(h), 4.12(i) and 4.12(j) (it being understood that the documentation required under such Sections shall be delivered to the participating Lender); provided that such Participant agrees to the provisions of Section 4.14 as if it were an assignee under paragraph (c) of this Section and shall not be entitled to receive any greater payment than the amount that could have been claimed by the selling Lender had it continued to hold the interest of such participating bank or other entity, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation, except that all claims made pursuant to such Sections shall be made through such participating Lender and (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such participating Lender in connection with such Lender’s rights and obligations under this Agreement, and such participating Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Term Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or thereunder or the amount of principal of or the rate at which interest is payable on the Term Loans, extending the final scheduled maturity of the Term Loans or any date scheduled for the payment of interest on the Term Loans or extending the Term Loan Commitments).

(g)           Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Term Loan Commitments, Term Loans or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Term Loan Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent shall not have any responsibility for maintaining a Participant Register.

(h)           Any Lender or Participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.04, disclose to the assignee or Participant or proposed assignee or Participant any information relating to the Borrower furnished to such Lender; provided that, prior to any such disclosure, each such assignee or Participant or proposed assignee or Participant shall be subject to confidentiality provisions at least as restrictive as those contained herein.

(i)            The Borrower shall not assign or delegate any rights and duties hereunder, except in accordance with Section 8.01, without the prior written consent of all Lenders.

(j)            Any Lender may at any time pledge or otherwise assign all or any portion of its rights under this Agreement to a Federal Reserve Bank or other central banking authority; provided that no such pledge shall release any Lender from its obligations hereunder.  In order to facilitate such an assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Term Loans made by the assigning Lender hereunder.

Section 11.05.  Expenses, Indemnity.  (a)  The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by (i) the Administrative Agent and the Arrangers in connection with entering into this Agreement or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (including the reasonable fees, disbursements and other charges of a single counsel), (ii) the Administrative Agent, the Arrangers, or any Lender in connection with the enforcement of their rights in connection with this Agreement and any other Loan Document or in connection with the Term Loans made hereunder, including the fees and disbursements of counsel for the Administrative Agent, the Arrangers and, in the case of enforcement, each Lender.

(b)           The Borrower agrees to indemnify the Administrative Agent, the Arrangers, the Syndication Agent, each Lender and each of the Related Parties of the foregoing (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees (limited, in the case of counsel fees, to the reasonable fees, disbursements and other charges of a single counsel for all Indemnitees), incurred by or asserted against any Indemnitee arising out of or in connection with (i) the consummation of the transactions contemplated by this Agreement (including the syndication of the credit facilities provided for herein), (ii) any Term Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that (x) such indemnity shall not, as to any Indemnitee, be available to the extent that a court of competent jurisdiction has determined by a final non-appealable judgment that such losses, claims, damages, liabilities or related expenses result from the gross negligence or willful misconduct of such Indemnitee and (y) such indemnity shall not apply to losses, claims, damages, liabilities or related expenses that result from disputes solely between Lenders except if such disputes arise as a result of or in connection with any act or omission of the Borrower or any of its Affiliates. Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           To the fullest extent permitted by applicable law, the Borrower shall not assert, or shall not permit any of their respective Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Term Loan or the use of the proceeds thereof.

(d)           The provisions of this Section 11.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Administrative Agent, the Arrangers or any Lender.  All amounts due under this Section 11.05 shall be payable on written demand therefor.

Section 11.06.  Applicable Law.  This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

Section 11.07.  Waivers, Amendment.  (a)  No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of any scheduled principal payment date or date for the payment of any interest on, any Term Loan or waive or excuse any such payment or any part thereof, or decrease any fee or the rate of interest on any Term Loan, without the prior written consent of each Lender directly affected thereby, (ii) increase or extend the availability of the Term Loan Commitments or decrease or extend the date for payment of the ticking fees without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 4.13 or Section 11.04(i), the provisions of this Section 11.07 or the definition of the “Required Lenders”, without the prior written consent of each Lender or (iv)  change the requirement that disbursements made by any Lender be made ratably with respect to its applicable Term Loan Commitment without the prior written consent of each Lender directly affected thereby; provided further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of (w) the Administrative Agent hereunder without the prior written consent of the Administrative Agent, (x) [reserved] or (y) an Arranger under Section 11.04(b) without the prior written consent of such Arranger.  Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 11.07 and any consent by any Lender pursuant to this Section 11.07 shall bind any assignee of its rights and interests hereunder.  Notwithstanding any of the foregoing, any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Section 11.08.  Entire Agreement.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Term Loans and Term Loan Commitments constitute the entire contract among the parties relative to the subject matter hereof.  Any previous agreement among the parties not referred to in the immediately preceding sentence with respect to the subject matter hereof is superseded by this Agreement.  Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.09.  Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.10.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 11.03.

Section 11.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 11.12.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any of its Affiliates to or for the credit or obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender under this Section 11.12 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

Section 11.13.  Jurisdiction: Consent to Service of Process.  (a)  The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of any of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document against the Borrower or any of its properties in the courts of any jurisdiction.

(b)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d)           The Borrower hereby agrees that service of process in any proceeding may be made by mailing or delivering a copy thereof to its address for notice set forth in Section 11.01.

Section 11.14.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

Section 11.15.  [Reserved]

Section 11.16.  Confidentiality.  Each of the Administrative Agent and the Lenders expressly agrees, for the benefit of the Borrower and the Subsidiaries, to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an express agreement for the benefit of the Borrower and the Subsidiaries containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or to any direct or indirect counterparty to a Hedge Agreement or to any credit insurance provider relating to the Borrower or its Subsidiaries and their obligations, (g) with the consent of the Borrower and the Subsidiaries, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized ratings agency, or (i) to the extent such Confidential Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower and the Subsidiaries.  For the purposes of this Section, “Confidential Information” shall mean all information, including material nonpublic information within the meaning of Regulation FD promulgated by the SEC (“Regulation FD”), received from the Borrower and the Subsidiaries relating to such entities or their respective businesses, other than (x) any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such entities and (y) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person customarily accords to its own confidential information; provided, however, that with respect to disclosures pursuant to clause (b) (other than any such disclosure in connection with any routine compliance examination or examination of the financial condition of such Lender by such regulatory authority) and clause (c) of this Section, unless prohibited by law or applicable court order, each Lender and the Administrative Agent shall attempt to notify the Borrower and the Subsidiaries of any request by any governmental agency or representative thereof or other Person for disclosure of Confidential Information after receipt of such request, and if reasonable, practicable and permissible, before disclosure of such Confidential Information.  It is understood and agreed that the Borrower and the Subsidiaries and their respective Affiliates may rely upon this Section 11.16 for any purpose, including without limitation to comply with Regulation FD.  Notwithstanding anything herein to the contrary, any Party to this Agreement (and any employee, representative or other agent of such Party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  The preceding sentence is intended to cause the transactions contemplated hereby not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) and 301.6111-2(a)(2)(ii) (or any successor provisions) of the Treasury Regulations promulgated under the Code, and shall be construed in a manner consistent with such purpose.

Section 11.17.  USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act, and the Borrower agrees to provide such information from time to time to such Lender and the Administrative Agent, as applicable.

Section 11.18.  No Fiduciary Relationship.  The Borrower, on behalf of itself and its Affiliates, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and their Affiliates, on the one hand, and the Credit Parties and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Credit Parties or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.  The Credit Parties and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and their Affiliates, and none of the Credit Parties or their Affiliates has any obligation to disclose any of such interests to the Borrower or any of their Affiliates.

Section 11.19.  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 11.20.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts that are treated as interest on such Term Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and  the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section shall, to the extent lawful, be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon to the date of repayment at the rate or rates applicable to such Term Loan, shall have been received by such Lender.

[Rest of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ELANCO ANIMAL HEALTH INCORPORATED

by	/s/ Jeffrey N. Simmons
Name: Jeffrey N. Simmons
Title: President and Chief Executive Officer

JPMORGAN CHASE BANK, N.A.
individually and as Administrative Agent,

by	/s/ Vanessa Chiu
Name: Vanessa Chiu
Title: Executive Director

COUNTERPART SIGNATURE PAGE TO ELANCO ANIMAL HEALTH INCORPORATED TERM LOAN CREDIT AGREEMENT

Name of Lender:	Goldman Sachs Bank USA

To execute this Agreement as a Lender:
by
/s/ Charles D. Johnston
Name: Charles D. Johnston
Title: Authorized Signatory
For any Lender requiring a second signature line:
by

Name:
Title:

COUNTERPART SIGNATURE PAGE TO ELANCO ANIMAL HEALTH INCORPORATED TERM LOAN CREDIT AGREEMENT

Name of Lender:	JPMorgan Chase Bank, N.A.

To execute this Agreement as a Lender:
by
/s/ Vanessa Chiu
Name: Vanessa Chiu
Title: Executive Director
For any Lender requiring a second signature line:
by

Name:
Title:

COUNTERPART SIGNATURE PAGE TO ELANCO ANIMAL HEALTH INCORPORATED TERM LOAN CREDIT AGREEMENT

Name of Lender:	Morgan Stanley Bank, N.A.

To execute this Agreement as a Lender:
by
/s/ Michael King
Name: Michael King
Title: Authorized Signatory
For any Lender requiring a second signature line:
by

Name:
Title:

COUNTERPART SIGNATURE PAGE TO ELANCO ANIMAL HEALTH INCORPORATED TERM LOAN CREDIT AGREEMENT

Name of Lender:	Morgan Stanley Senior Funding, Inc.

To execute this Agreement as a Lender:
by
/s/ Michael King
Name: Michael King
Title: Vice President
For any Lender requiring a second signature line:
by

Name:
Title:

COUNTERPART SIGNATURE PAGE TO ELANCO ANIMAL HEALTH INCORPORATED TERM LOAN CREDIT AGREEMENT

Name of Lender:	CITIBANK, N.A.

To execute this Agreement as a Lender:
by
/s/ Stanislav Andreev
Name: Stanislav Andreev
Title: Vice President
For any Lender requiring a second signature line:
by

Name:
Title:

COUNTERPART SIGNATURE PAGE TO ELANCO ANIMAL HEALTH INCORPORATED TERM LOAN CREDIT AGREEMENT

Name of Lender:	Bank of America, N.A.

To execute this Agreement as a Lender:
by
/s/ Darren Merten
Name: Darren Merten
Title: Vice President
For any Lender requiring a second signature line:
by

Name:
Title:

COUNTERPART SIGNATURE PAGE TO ELANCO ANIMAL HEALTH INCORPORATED TERM LOAN CREDIT AGREEMENT

Name of Lender:	BARCLAYS BANK PLC

To execute this Agreement as a Lender:
by
/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Director
For any Lender requiring a second signature line:
by

Name:
Title:

COUNTERPART SIGNATURE PAGE TO ELANCO ANIMAL HEALTH INCORPORATED TERM LOAN CREDIT AGREEMENT

Name of Lender:	BNP PARIBAS

To execute this Agreement as a Lender:
by
/s/ Michael R. Hoffman
Name: Michael R. Hoffman
Title: Director
For any Lender requiring a second signature line:
by
/s/ Mike Shryock
Name: Mike Shryock
Title: Managing Director

COUNTERPART SIGNATURE PAGE TO ELANCO ANIMAL HEALTH INCORPORATED TERM LOAN CREDIT AGREEMENT

Name of Lender:	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

To execute this Agreement as a Lender:
by
/s/ John Toronto
Name: John Toronto
Title: Authorized Signatory
For any Lender requiring a second signature line:
by
/s/ Sophie Bulliard
Name: Sophie Bulliard
Title: Authorized Signatory

COUNTERPART SIGNATURE PAGE TO ELANCO ANIMAL HEALTH INCORPORATED TERM LOAN CREDIT AGREEMENT

Name of Lender:	DEUTSCHE BANK AG NEW YORK BRANCH

To execute this Agreement as a Lender:
by
/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director
For any Lender requiring a second signature line:
by
/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

TICKING FEE AND APPLICABLE MARGIN GRID

Term Loans

Pricing Category	Ratings (Moody’s/S&P)	Ticking Fee (in percentage)	Applicable Margin for Eurocurrency Term Loans (in Basis Points)	Applicable Margin for ABR Term Loans (in Basis Points)
Category 1	Baa1/BBB+	9.5	100.0	0.0
Category 2	Baa2/BBB	11.0	112.5	12.5
Category 3	Baa3/BBB-	15.0	125.0	25.0
Category 4	Ba1/BB+	20.0	150.0	50.0
Category 5	Ba2/BB or lower	30.0	175.0	75.0

The ratings to be utilized for purposes of this Annex I are the senior unsecured non-credit enhanced rating of the Borrower assigned by Moody’s and Standard & Poor’s (“Ratings”).  The Ratings in effect at any date are those in effect at the close of business on such date.

For so long as the Borrower has a Rating from only one Rating Agency, the pricing in Category 5 shall apply.

The Borrower shall, at all times, maintain a rating from at least two Rating Agencies.  If the Ratings from the two Rating Agencies are the same, then the pricing in the Category for such Ratings shall apply.

In the event the Borrower has a split Rating, then the following applies:

(a) if the Ratings established by the two Rating Agencies differ by one level, the pricing shall be based upon the Category for higher Rating of the two (e.g., if it is Baa1 and BBB, the pricing in Category 1 shall apply); and

(b) if the Ratings established by the two Rating Agencies differ by more than one level, the pricing shall be based upon a Rating that would be one level below than the higher Rating (e.g., if it is Baa1 and BB+, then the pricing in Category 2 shall apply).

Capitalized terms used but not otherwise defined in this Annex I have the meanings given to them in the Term Loan Credit Agreement to which this Annex I is attached.

Schedule 8.02(a)

Liens

Entity	Jurisdiction	File Date	File #	File Type	Secured Party	Collateral Description
Elanco Animal Health	Indiana	1/17/2013	201300000656861	UCC-1	MANUFACTURERS AND TRADES TRUST COMPANY	Funds deposited into an Escrow Account per Escrow Agreement dated October 25, 2012

Schedule 8.03

Sale and Leaseback Transactions

Elanco US Inc. has sold land/facilities/equipment for $6,000,000 to Avach Iowa Holdings, LLC (the “Larchwood Transaction”).  Elanco US Inc. will lease two buildings and the equipment located within the buildings involved in the Larchwood Transaction through 2019 and will pay rent of $140,000 per month.

Schedule 8.06

Transaction with Affiliates

Transitional Services Agreement by and between the Borrower and the Parent, entered into contemporaneously with the Master Separation Agreement.

Tax Matters Agreement by and between the Borrower and the Parent, entered into contemporaneously with the Master Separation Agreement.

Employee Matters Agreement by and between the Borrower and the Parent, entered into contemporaneously with the Master Separation Agreement.

Toll Manufacturing and Supply Agreement by and between Eli Lilly Export S.A. and Elanco UK AH Limited, entered into contemporaneously with the Master Separation Agreement.

Intellectual Property and Technology License Agreement by and between the Borrower and the Parent, entered into contemporaneously with the Master Separation Agreement.

Transitional Trademark License Agreement by and between the Borrower and the Parent, entered into contemporaneously with the Master Separation Agreement.

Registration Rights Agreement by and between the Borrower and the Parent, entered into contemporaneously with the Master Separation Agreement.

EXHIBIT A

FORM OF BORROWING REQUEST

JPMorgan Chase Bank, N.A., as Administrative Agent

for the Lenders referred to below,

c/o JPMorgan Chase Bank, N.A.

383 Madison Avenue, 24th Floor

New York, NY 10179

Attention: [  ]

[Date]

Ladies and Gentlemen:

The undersigned, Elanco Animal Health Incorporated, an Indiana Corporation (the “Borrower”), refers to the Term Loan Credit Agreement, dated as of September 5, 2018 (as amended, modified, extended or restated from time to time, the “Agreement”), among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

The Borrower hereby [gives you] [confirms its prior oral] notice to you pursuant to Section 2.03 of the Agreement that it [requests] [has requested] a Term Loan Borrowing under the Agreement, and in that connection sets forth below the terms on which such Term Loan Borrowing [is] [has been] requested to be made:

(a)	Date of Term Loan Borrowing
(which is a Business Day)

(b)	Principal amount of Term Loan Borrowing(1)

(c)	ABR Borrowing or Eurocurrency Borrowing

(d)	Interest Period and the last day thereof(2)

(e)	Location and account number of the Borrower where the funds are to be disbursed

(1)  In the case of (a) a Eurocurrency Borrowing denominated in Dollars, not less than $5,000,000 (and in integral multiples of $1,000,000) or greater than the total applicable Term Loan Commitments then available and (b) an ABR Borrowing, not less than $3,000,000 (and in integral multiples of $1,000,000) or greater than the total applicable Term Loan Commitments then available.

(2)  Which shall be subject to the definition of “Interest Period”.

Upon acceptance of any or all of the Term Loans made by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Sections 6.02(c) and (g) of the Agreement have been satisfied.

Very truly yours,

ELANCO ANIMAL HEALTH INCORPORATED

By:
Name:
Title:

2

EXHIBIT B

FORM OF ASSIGMENT AND ASSUMPTION

Dated: [   ], 201[   ]

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below  (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

This Assignment and Assumption is being delivered to JPMorgan Chase Bank, N.A. together with (a) if the Assignee is organized under the laws of a jurisdiction outside the United States, the forms specified in Section 4.12(h) of the Credit Agreement, duly completed and executed by such Assignee, (b) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form of Exhibit D to the Credit Agreement and (c) a processing and recordation fee of $3,500; provided that such recordation fee shall not be payable for any assignment by or to Goldman Sachs Bank USA or any of its Affiliates including Goldman Sachs Lending Partners LLC. Notwithstanding anything to the contrary, no consent is required from any third party in the case of assignments between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1) ]

3.	Borrower:	Elanco Animal Health Incorporated

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $500,000,000 Term Loan Credit Agreement dated as of September 5, 2018 among Elanco Animal Health Incorporated, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

6.	Assigned Interest:

Facility Assigned(2)	Aggregate Amount of Term Loan Commitment/Loans for all Lenders	Amount of Term Loan Commitment/Loans Assigned	Percentage Assigned of Term Loan Commitment/Loans(3)
	$	$		%
	$	$		%
	$	$		%

Effective Date:                   , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information  (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

(1)  Select as applicable.

(2)  No less than $5,000,000 to be assigned unless it represents the entire amount of such assignor.

(3)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

[Consented to:](4)

ELANCO ANIMAL HEALTH INCORPORATED

By
Title:

(4)  Consent of Borrower not required if there exists an Event of Default, or if assignment is to another Lender, or Affiliate of a Lender or an Approved Fund.

3

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.03 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any Arranger or any other Lender and their respective Related Parties, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any Arranger, the Assignor or any other Lender and their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This

Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT D

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[LOGO] JPMorgan

JPMorgan Chase Bank, N.A.

500 Stanton Christian Rd.

Newark, DE 19713

Attention: Nick Fattori

Email: nicholas.fattori@chase.com

Tel: 302-552-0588

CUSTOMER’S NAME
ADMINISTRATIVE QUESTIONNAIRE

Please accurately complete the following information and return via FAX to the attention of Nick Fattori. It is very important that all of the requested information is accurately completed and returned promptly.

TELEPHONE: 302-552-0588

FAX: 302-634-1417

E-MAIL: NICHOLAS.FATTORI@CHASE.COM

LEGAL NAME OF LENDING INSTITUTION TO APPEAR IN DOCUMENTATION:

NUMBER OF SIGNATURE LINES NEEDED FOR SIGNATURE PAGE:

GENERAL INFORMATION - DOMESTIC LENDING OFFICE:

Institution Name:

Street Address:

City, State, Zip Code:

CONTACTS/NOTIFICATION METHODS:

CREDIT CONTACT:

Contact Name:

Street Address:

City, State, Zip Code:

Telephone Number:

Fax Number:

E-Mail Address:

WEB SITE ADDRESS:

TAX STATUS:

Is your institution a non-Resident Alien, foreign corporation or partnership?

Yes ☐  No ☐

If yes:

What is the country of incorporation or organization?

Tax Form W-8BEN, W-8BEN-E, W-8ECI and/or W-8IMY should be enclosed as per the Tax Section of the referenced Term Loan Credit Agreement.

Failure to properly complete and return the applicable form will subject your institution to withholding tax.

If no:

Please submit Tax Form W-9

Lender’s Tax Identification Number:

CONTACTS/NOTIFICATION METHODS:

ADMINISTRATIVE CONTACTS - BORROWINGS, PAYDOWNS, INTEREST, FEES, ETC.

Contact Name:

Street Address:

City, State, Zip Code:

Telephone Number:

Fax Number:

E-Mail Address:

FINANCIAL MAILING CONTACT (IF DIFFERENT FROM CREDIT CONTACT ABOVE):

Contact Name:

Street Address:

City, State, Zip Code:

Telephone Number:

Fax Number:

E-Mail Address:

PAYMENT INSTRUCTIONS:

Name of Bank where funds are to be transferred:

Routing Transit/ABA Number of Bank where funds are to be transferred:

Name of Account, if applicable:

2

Account Number:

Additional Information:

3

EXHIBIT F-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships
For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of September 5, 2018 as amended, modified, extended or restated from time to time, the “Agreement”), Elanco Animal Health Incorporated, an Indiana corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 4.12 of the Term Loan Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a United States trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W- 8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Credit Agreement and used herein shall have the meanings given to them in the Term Loan Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT F-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships
For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of September 5, 2018 (as amended, modified, extended or restated from time to time, the “Agreement”), Elanco Animal Health Incorporated, an Indiana corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 4.12 of the Term Loan Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a United States trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Credit Agreement and used herein shall have the meanings given to them in the Term Loan Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT F-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships
For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of September 5, 2018  (as amended, modified, extended or restated from time to time, the “Agreement”), among Elanco Animal Health Incorporated, an Indiana corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 4.12 of the Term Loan Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners’/members’ conduct of a United States trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Credit Agreement and used herein shall have the meanings given to them in the Term Loan Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT F-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships
For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of September 5, 2018 as amended, modified, extended or restated from time to time, the “Agreement”), among Elanco Animal Health Incorporated, an Indiana corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 4.12 of the Term Loan Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Term Loan Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners’/members’ conduct of a United States trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Credit Agreement and used herein shall have the meanings given to them in the Term Loan Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

Exhibit G

FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent pursuant to Section 6.02(d) of the Term Loan Credit Agreement, dated as of September 5, 2018 (the “Agreement”), among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

I, [  ], [Financial Officer] of the Borrower, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY that as of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans, that:

(a) the fair value of the assets of the Borrower at a fair valuation will exceed its debts and liabilities, subordinated, contingent or otherwise;

(b) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liabilities on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured;

(d) the Borrower will not have an unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and proposed to be conducted following the determination date;

(e) for purposes of this Certificate, the amount of contingent liabilities has been computed as the amount that, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability; and

(f) I am generally familiar with the businesses and assets of the Borrower and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Agreement.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [Financial Officer] of the Borrower, and not individually, as of the date first written above.

Very truly yours,

ELANCO ANIMAL HEALTH INCORPORATED

By:
Name:
Title: